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                                  EXHIBIT 10.1

                    Consulting Agreement between the Company
              and Rodney Anderson and Associates dated May 1, 1995
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                          CORONADO CAPITAL CORPORATION
                             155 E. LIBERTY SUITE D
                                ANAHEIM, CA 92801
                                  714-879-3811


May 1, 1995

Mr. Rodney Anderson
16700 Cumberland Court
Yorba Linda, CA 92868

RE: Merger Candidate for Coronado Capital Corporation

Dear Mr. Anderson,

The letter is to set forth the agreement between Coronado Capital Corporation ("Coronado") and yourself and any associates you engage ("Consultants") to find a viable candidate for merger with Coronado.

Whereas, Consultants are in the business of providing merger candidates for public companies, and

Whereas, Coronado is a public company which seeks a merger candidate, then

It is hereby agreed that Coronado agrees to compensate Consultants for their services that consummates with the merger of Coronado with an entity introduced to Coronado by the Consultants, with common stock of the newly combined entity and options to acquire additional shares of common stock in the newly formed entity.

The amount of shares to be issued to Consultants and the amount and price of options to be awarded will be determined at the time of the signing of a definitive agreement to merge. The instructions for the amount of shares and the amount and price of options will be made a part of the closing documents and upon completion of the merger will be issued according to the instructions.

If this is in agreement with your understanding, please acknowledge by signing below.



/s/ Michael A. Taylor                   /s/ Rodney Anderson
- ------------------------------          -----------------------------
Michael A. Taylor                       Rodney Anderson
President
Coronado Capital Corporation